EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL YEAR 2015 RESULTS

AND $25 MILLION SHARE REPURCHASE PROGRAM

NASHVILLE, Tenn. (February 16, 2016)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce, patient experience, and provider solutions for the healthcare industry, announced today results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter

Revenues of $55.9 million in the fourth quarter of 2015, up 23% from $45.3 million in the fourth quarter of 2014
Operating income of $1.9 million in the fourth quarter of 2015, down 56% from $4.2 million in the fourth quarter of 2014
Net income of $1.8 million in the fourth quarter of 2015, down 32% from $2.6 million in the fourth quarter of 2014, and earnings per share (EPS) of $0.06 per share (diluted) in the fourth quarter of 2015, compared to $0.09 per share (diluted) in the fourth quarter of 2014
Adjusted EBITDA1 of $7.3 million in the fourth quarter of 2015, down 4% from $7.6 million in the fourth quarter of 2014

Full Year

Revenues of $209.0 million for 2015, up 22% from $170.7 million in 2014
Operating income of $13.6 million in 2015, down 17% from $16.4 million in 2014
Net income of $8.6 million in 2015, down 17% from $10.4 million in 2014, and EPS of $0.28 per share (diluted) for 2015, compared to $0.37 per share (diluted) in 2014
Adjusted EBITDA1 of $33.8 million in 2015, up 17% from $28.9 million in 2014

Financial Results:
Fourth Quarter 2015 Compared to Fourth Quarter 2014
Revenues for the fourth quarter of 2015 increased by $10.6 million, or 23 percent, to $55.9 million, compared to $45.3 million for the fourth quarter of 2014.

Revenues from our HealthStream Workforce Solutions segment increased by $6.9 million, or 19 percent, when compared to the fourth quarter of 2014. Revenues from our subscription-based solutions increased by approximately $6.9 million, or 19 percent, over the prior year fourth quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues from ICD-10-readiness training products were approximately $6.6 million in the fourth quarter of 2015, compared to $7.2 million in the prior year fourth quarter.

1 — Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe Adjusted EBITDA provides useful information to investors is included later in this release.

Revenues from our HealthStream Patient Experience Solutions segment increased by $466,000, or six percent, when compared to the fourth quarter of 2014. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $544,000, or nine percent, when compared to the fourth quarter of 2014. Revenues from other products, including surveys conducted on annual or bi-annual cycles and consulting/coaching services, collectively decreased by $78,000, or four percent, when compared to the fourth quarter of 2014.

Revenues from our HealthStream Provider Solutions segment increased by $3.2 million when compared to the fourth quarter of 2014. Revenues from the HealthLine Systems (HLS) acquisition, which was consummated on March 16, 2015, were $3.2 million during the fourth quarter of 2015.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the fourth quarter of 2015, HealthStream reported a $1.5 million reduction to GAAP revenues and corresponding reductions of $1.5 million to operating income and $1.3 million to net income as a result of the deferred revenue write-down for the HLS acquisition. During the fourth quarter of 2014, HealthStream reported a $244,000 reduction to GAAP revenues and corresponding reductions of $244,000 to operating income and $152,000 to net income as a result of deferred revenue write-downs. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on financial results.

Operating income was $1.9 million for the fourth quarter of 2015 compared to $4.2 million for the fourth quarter of 2014. The decline in operating income was primarily driven by the deferred revenue write-down noted above. In addition, increases in revenue in the fourth quarter of 2015 were more than offset by increased operating expenses associated with personnel additions, higher royalties, product development, depreciation and amortization, marketing, and other general expenses. The fourth quarter of 2015 also included an increased rate of investment in product development, marketing and other general expenses, such as implementation costs associated with a new financial management system.

Net income was $1.8 million in the fourth quarter of 2015 compared to $2.6 million in the fourth quarter of 2014. Earnings per share were $0.06 per share (diluted) for the fourth quarter of 2015, compared to $0.09 per share (diluted) for the fourth quarter of 2014. Both net income and earnings per share during the fourth quarter of 2015 were positively influenced by a lower effective tax rate resulting from approximately $425,000 of tax benefits recognized during the fourth quarter of 2015 associated with research and development tax credits as a result of legislation approved in December 2015.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) decreased by four percent to $7.3 million for the fourth quarter of 2015, compared to $7.6 million for the fourth quarter of 2014.

At December 31, 2015, the Company had cash and marketable securities of $149.0 million. Capital expenditures totaled $4.0 million for the fourth quarter of 2015 and $15.4 million for the full-year 2015.

Full Year 2015 Compared to Full Year 2014
For 2015, revenues were $209.0 million, an increase of 22 percent over revenues of $170.7 million for 2014. Operating income for 2015 decreased by 17 percent to $13.6 million, compared to $16.4 million for 2014. Net income for 2015 decreased by 17 percent to $8.6 million, compared to $10.4 million for 2014. Earnings per share were $0.28 per share (diluted) for 2015 compared to $0.37 per share (diluted) for 2014. During 2015, HealthStream reported a $6.8 million reduction to GAAP revenues and corresponding reductions of $6.8 million to operating income and $4.3 million to net income, primarily as a result of the deferred revenue write-down for the HLS acquisition. During 2014, HealthStream reported a $1.5 million reduction to GAAP revenues and corresponding reductions of $1.5 million to operating income and $921,000 to net income as a result of deferred revenue write-downs. Adjusted EBITDA increased by 17 percent to $33.8 million for 2015 compared to $28.9 million for 2014.

Other Business Updates
At December 31, 2015, we had approximately 4,479,000 total subscribers implemented to use and 4,621,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Annualized revenue per implemented subscriber for Workforce Solutions
We view the metric, “Annualized Revenue per Implemented Subscriber for our Workforce Solutions” (“Workforce ARIS”), as one of several insightful measures of our progress in growing the value of our customer base. Workforce ARIS represents the quarter’s revenue from our subscription-based solutions, annualized, then divided by the quarter’s average total number of implemented subscribers. Our subscription-based solutions include subscriptions to our platform applications, plus courseware/content subscriptions.

For the fourth quarter of 2015, HealthStream’s Workforce ARIS was $36.96, compared to last year’s fourth quarter of $34.43, and increased by $1.14 per implemented subscriber over the third quarter of 2015. Subscription-based revenues increased 20 percent compared to last year’s fourth quarter while implemented subscribers increased 8 percent over the same period last year.

Share Repurchase Program
The Board of Directors authorized, in February 2016, a share repurchase program for up to $25 million of outstanding common stock. Repurchases will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions, or otherwise. The share repurchase program will terminate on the earlier of December 31, 2016 or when the maximum dollar amount has been expended. The share repurchase program may be suspended or discontinued at any time.

Financial Outlook for 2016
For 2016, we anticipate that consolidated revenues will grow 8 to 12 percent as compared to 2015. We anticipate that revenue growth in our Workforce Solutions segment will be in the two to six percent range and approximately eight to 12 percent in our Patient Experience Solutions segment. We anticipate our Provider Solutions segment’s revenue to grow 80 to 84 percent as compared to 2015.

Revenues from ICD-10 readiness training, which were approximately $26.8 million in 2015, are expected to decline by approximately $20 million in 2016 and are reflected in the above guidance range for Workforce Solutions.

We anticipate operating income for 2016 to increase between 10 and 14 percent as compared to 2015.

We anticipate that capital expenditures will be between $14 million and $16 million during 2016. We expect the annual effective income tax rate to range between 39 percent and 41 percent for 2016.

The aforementioned guidance does not include the impact from any acquisitions that we may complete during 2016.

Chief Executive Officer Robert A. Frist, Jr. commented, “Compared to the prior year, 2015 top-line revenues increased 22 percent, delivering the 12th sequential year of being a profitable company. I am excited to enter 2016 with an active M&A pipeline, a strong balance sheet, and having passed another milestone in the fourth quarter of 2015 by producing positive retained earnings for our shareholders of approximately $1.6 million.”

CEO Frist added, “HealthStream played a major role in preparing the U.S. healthcare workforce for the federally required, one-time transition to the ICD-10 coding system, having prepared over 1.8 million healthcare professionals.  Having passed the transition deadline in the fourth quarter, we can now better quantify the decline in revenues from ICD-10 readiness training, which we expect will be approximately $20 million in 2016. Even with this decline, we anticipate an annual growth rate of eight to 12 percent for HealthStream.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, vice president of investor relations and corporate communications, will be held on Wednesday, February 17, 2016, at 9:00 a.m. (EDT). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #46110247) for U.S. and Canadian callers and 404-537-3406 (conference ID #46110247) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. We believe that adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

In recent years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, following the completion of any such acquisition, the Company may record a write-down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods.

In connection therewith, this release presents below non-GAAP revenues, non-GAAP operating income, and non-GAAP net income, which in each such case reflects the corresponding GAAP figures adjusted to exclude the impact of the deferred revenue write-down associated with fair value accounting for acquired businesses as referenced above. Management believes that the presentation of these non-GAAP financial measures assists investors in understanding the Company’s performance between periods excluding the impact of this deferred revenue write-down and provides a useful measure of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one to two year period following the completion of any particular acquisition, so our GAAP revenues for this one to two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.6 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland; Brentwood, Tennessee; Pensacola, Florida; Jericho, New York; Boulder; Colorado; and San Diego, California. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014(1)
Revenues	$55,866	$45,339	$209,002	$170,690
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	23,634	19,367	89,386	74,145
Product development	7,559	4,411	24,214	16,463
Sales and marketing	9,537	8,083	35,589	29,867
Other general and administrative	8,409	6,259	29,259	22,909
Depreciation and amortization	4,849	2,993	16,997	10,931

Total operating expenses	53,988	41,113	195,445	154,315
Operating income	1,878	4,226	13,557	16,375
Other income, net	169	29	162	146

Income before income taxes	2,047	4,255	13,719	16,521
Income tax provision	236	1,608	5,098	6,127

Net income	$1,811	$2,647	$8,621	$10,394

Net income per share:
Net income per share, basic	$0.06	$0.10	$0.29	$0.38

Net income per share, diluted	$0.06	$0.09	$0.28	$0.37

Weighted average shares outstanding:
Basic	31,646	27,655	30,057	27,570

Diluted	32,031	28,095	30,436	28,023

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2014.

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2015	2014(1)
ASSETS
Current assets:
Cash and cash equivalents	$82,010	$81,995
Marketable securities	66,976	38,973
Accounts and unbilled receivables, net	38,346	34,845
Prepaid and other current assets	22,206	18,798

Total current assets	209,538	174,611
Capitalized software development, net	13,955	12,706
Property and equipment, net	12,471	9,442
Goodwill and intangible assets, net	139,039	56,709
Other assets	4,566	3,794

Total assets	$379,569	$257,262

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$23,980	$23,543
Deferred revenue	65,098	53,716

Total current liabilities	89,078	77,259
Deferred tax liabilities, non-current	4,763	5,838
Deferred revenue, noncurrent	4,350	3,657
Other long-term liabilities	1,058	2,649

Total liabilities	99,249	89,403
Shareholders’ equity:
Common stock	278,799	174,926
Comprehensive loss	(70)	(37)
Retained earnings (accumulated deficit)	1,591	(7,030)

Total shareholders’ equity	280,320	167,859

Total liabilities and shareholders’ equity	$379,569	$257,262

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2014.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,	December 31,
	2015	2014
Operating activities:
Net income	$8,621	$10,394
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,997	10,931
Deferred income taxes	392	1,324
Share-based compensation	3,280	1,625
Excess tax benefits from equity awards	(3,008)	(3,234)
Provision for doubtful accounts	284	237
Gain on disposal of long-lived assets	(72)	—
Loss on equity method investments	117	65
Other	1,401	1,394
Changes in assets and liabilities:
Accounts and unbilled receivables	(736)	(6,690)
Prepaid and other assets	(1,268)	(7,957)
Accounts payable, accrued and other liabilities	2,736	8,696
Deferred revenue	6,173	17,471

Net cash provided by operating activities	34,917	34,256

Investing activities:
Business combinations, net of cash acquired	(88,075)	(12,298)
Changes in marketable securities	(29,429)	8,284
Investments in non-marketable equity investments	(2,000)	(1,325)
Purchases of property and equipment	(8,094)	(4,544)
Payments associated with capitalized software development	(7,265)	(5,658)

Net cash used in investing activities	(134,863)	(15,541)

Financing activities:
Proceeds from issuance of common stock	98,014	—
Borrowings under revolving credit facility	28,000	—
Repayments under revolving credit facility	(28,000)	—
Proceeds from exercise of stock options	328	1,094
Excess tax benefits from equity awards	3,008	3,234
Taxes paid related to net settlement of equity awards	(756)	(161)
Payment of earn-outs related to acquisitions	(633)	(424)

Net cash provided by financing activities	99,961	3,743

Net increase in cash and cash equivalents	15	22,458
Cash and cash equivalents at beginning of period	81,995	59,537

Cash and cash equivalents at end of period	$82,010	$81,995

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP net income	$1,811	$2,647	$8,621	$10,394
Interest income	(142)	(74)	(401)	(265)
Interest expense	26	18	188	56
Income tax provision	236	1,608	5,098	6,127
Share-based compensation expense	492	403	3,280	1,625
Depreciation and amortization	4,849	2,993	16,997	10,931

Adjusted EBITDA	$7,272	$7,595	$33,783	$28,868

GAAP revenues	$55,866	$45,339	$209,002	$170,690
Add: deferred revenue write-down	1,482	244	6,822	1,465

Non-GAAP revenues	$57,348	$45,583	$215,824	$172,155

GAAP operating income	$1,878	$4,226	$13,557	$16,375
Add: deferred revenue write-down	1,482	244	6,822	1,465

Non-GAAP operating income	$3,360	$4,470	$20,379	$17,840

GAAP net income	$1,811	$2,647	$8,621	$10,394
Add: deferred revenue write-down, net of tax	1,311	152	4,287	921

Non-GAAP net income	$3,122	$2,799	$12,908	$11,315

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2015 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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